Exhibit 4.1

CHOICE HOTELS INTERNATIONAL, INC.

THIRD SUPPLEMENTAL INDENTURE

Dated as of November 27, 2019

to

INDENTURE

Dated as of August 25, 2010

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

i

THIRD SUPPLEMENTAL INDENTURE, dated as of November 27, 2019 (this “Third Supplemental Indenture”), to the Indenture, dated as of August 25, 2010 (the “Original Indenture”), among CHOICE HOTELS INTERNATIONAL, INC., a corporation organized under the laws of Delaware (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Notes (as defined in the Original Indenture) of the Company, to be issued in one or more Series;

WHEREAS, Sections 2.2 and 9.1 of the Original Indenture provide, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the designation, form, terms and conditions of Notes of any Series permitted by Sections 2.1 and 9.1 of the Original Indenture;

WHEREAS, the Company (i) desires the issuance of one Series of Notes to be designated as hereinafter provided and (ii) has requested the Trustee to enter into this Third Supplemental Indenture for the purpose of establishing the designation, form, terms and conditions of the Notes of such Series;

WHEREAS, the Company has duly authorized the creation of an issue of its 3.700% Senior Notes Due 2029 (the “Senior Notes” or the “Notes”), which expression includes any further Notes issued pursuant to Section 2.4 hereof and forming a single Series therewith of substantially the tenor and amount hereinafter set forth; and

WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Notes under the Original Indenture and this Third Supplemental Indenture (the Original Indenture, as supplemented by this Third Supplemental Indenture, being hereinafter called the “Indenture”) has been duly taken.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the designation, form, terms and conditions of, and to authorize the authentication and delivery of the Notes and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

(a)    Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture. Solely with respect to the Notes, the definitions of “Business Day,” “Corporate Trust Office of the Trustee,” “GAAP,” “Global Note Legend” and “Principal Property” included in the Original Indenture are hereby deleted in their entirety and replaced with the following:

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in the State of New York are authorized or required by law to close.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which the corporate trust business of the Trustee in respect of this Indenture shall, at any particular time, be administered, which office is, at the date of this Indenture, located at 1 Independent Drive, Suite 620, Jacksonville, Florida 32202, Attn: Corporate Trust Services, and for Agent services such office shall also mean the office or agency of the Trustee located at Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Seventh Floor, Minneapolis, MN 55415, or if at any time there is more than one Trustee, means the Corporate Trust Office of any such other Trustee with respect to the securities of the applicable series.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to the Company’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, the Company may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by the Company, in the Company’s sole discretion, that is on or after September 30, 2019 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, for all purposes thereafter, “GAAP” shall mean Fixed GAAP.

“Global Note Legend” means the legend set forth in Section 2.14 of this Third Supplemental Indenture, which is required to be placed on all Global Notes issued hereunder.

“Principal Property” means (i) a parcel of improved or unimproved real estate or other physical facility or depreciable asset of the Company or a consolidated Subsidiary of the Company, the net book value of which on the date of determination exceeds 10% of Consolidated Net Assets and (ii) any group of parcels of real estate, other physical facilities, and/or depreciable assets of the Company and/or its consolidated Subsidiaries, the net book value of which, when sold in one or a series of related sale and leaseback transactions or securing Indebtedness issued in respect of such Principal Properties, on the date of determination exceeds 10% of the Consolidated Net Assets. For purposes of the foregoing, “related sale and leaseback transactions” refers to any two or more such contemporaneous transactions which are on substantially similar terms with substantially the same parties.

(b)    The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

(c)    For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“Beneficial Ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Exchange Act.

“Change of Control” means (i) any Person or two or more Persons acting in concert (other than, in either case, a Permitted Holder) shall have acquired Beneficial Ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Company, or (ii) the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company or one of its Subsidiaries and other than a Permitted Holder. Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not, in and of itself, constitute a Change of Control if (i) pursuant to such transaction the Company becomes a direct or indirect wholly owned Subsidiary of such holding company, and (ii) immediately following that transaction no Person (other than a Permitted Holder) is the Beneficial Owner, directly or indirectly, of Voting Stock of such holding company (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of such holding company.

“Change of Control Triggering Event” means (i) the occurrence of a Change of Control and (ii) the Notes are not rated Investment Grade by at least two Rating Agencies, or in the absence of such rating for the Notes by two Rating Agencies, the Company’s corporate rating, in the case of S&P, or the Company’s corporate family rating, in the case of Moody’s, or the Company’s corporate credit rating, in the case of Fitch, for Dollar-denominated senior unsecured long-term debt ceases to be rated Investment Grade, by at least two Rating Agencies on any date during the Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the notes mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date and any Notes to be redeemed (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations obtained.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article III hereof substantially in the form of Exhibit A hereto, except that such Notes shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges or Interests in the Global Note” attached thereto.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Global Note” means the Note deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges or Interests in the Global Note” attached thereto, issued in accordance with Section 2.15 of the Original Indenture and Section 2.7 hereof.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Investment Grade” means a rating equal to or higher than Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating equal to or higher than BBB- by S&P (or its equivalent under any successor rating category of S&P); a rating equal to or higher than BBB- by Fitch (or the equivalent under any successor rating category of Fitch) and an equivalent rating of any replacement agency, respectively.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Par Call Date” means September 1, 2029.

“Permitted Holder” means (i) all lineal descendants of Stewart W. Bainum, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) and (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by a Person described in clauses (i), (ii) or (iii).

“Primary Treasury Dealer” means an investment banking firm that is a primary Government Securities dealer in the United States.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Rating Agency” means S&P and Moody’s and Fitch or if S&P, Moody’s or Fitch shall not make publicly available a rating of the notes or a rating of the Company’s corporate credit for Dollar-denominated senior unsecured long term debt generally, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Reference Treasury Dealer” means (i) Deutsche Bank Securities Inc. or its successors or Affiliates that are Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer; (ii) J.P. Morgan Securities LLC or its successors or Affiliates that are Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer; (iii) Wells Fargo Securities, LLC or its successors or Affiliates that are Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer and (iv) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the date that a notice of redemption is given.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the date that a notice of redemption is given.

“Trigger Period” means, with respect to a Change of Control Triggering Event, the period commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which will be extended following the consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” means, with respect to any Person, Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Section 1.2    Other Definitions

Term	Defined in Section
“Additional Notes”	2.4
“Change of Control Offer”	4.1
“Change of Control Payment”	4.1
“Change of Control Payment Date”	4.1
“DTC”	2.7
“Interest Payment Date”	2.5
“Redemption Price”	2.9
“Regular Record Date”	2.5

ARTICLE II

DESIGNATION AND TERMS OF THE NOTES

Section 2.1    Title and Aggregate Principal Amount. There is hereby created one Series of Notes designated: 3.700% Senior Notes Due 2029. The initial aggregate principal amount of the Notes to be issued under this Third Supplemental Indenture shall be $400,000,000.

Section 2.2    Execution. The Senior Notes may forthwith be executed by the Company and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.4 of the Original Indenture.

Section 2.3    Other Terms and Form of the Senior Notes. The Senior Notes shall have and be subject to such other terms as provided in the Original Indenture and this Third Supplemental Indenture and shall be evidenced by one or more Global Notes in the form of Exhibit A hereof and as set forth in Section 2.7 hereof.

Section 2.4    Further Issues. The Company may from time to time, without the consent of the Holders of the Senior Notes and in accordance with the Original Indenture and this Third Supplemental Indenture, create and issue further Notes (“Additional Notes”) having the same terms and conditions as the Senior Notes in all respects (or in all respects except for the first Interest Payment Date and the date from which interest will accrue, the issue date and issue price) so as to form a single Series with the Senior Notes, but only if the Additional Notes are fungible with the Senior Notes for U.S. federal income tax purposes.

Section 2.5    Interest and Principal. The Senior Notes will mature on December 1, 2029 and will bear interest at the rate of 3.700% per annum. The Company will pay interest on the Senior Notes on each of June 1 and December 1 (each an “Interest Payment Date”), beginning on June 1, 2020, to the holders of record on the immediately preceding May 15 or November 15 (each a “Regular Record Date”), respectively. Interest on the Senior Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payments of the principal of and interest on the Senior Notes shall be made in Dollars, and the Senior Notes shall be denominated in Dollars. If any Interest Payment Date, any redemption date, the maturity date or any other date on which the principal of or premium, if any, or interest on a note becomes due and payable falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after the interest payment date, redemption date, maturity date or other day, as the case may be.

Section 2.6    Place of Payment. The place of payment where the Senior Notes issued in the form of Definitive Notes may be presented or surrendered for payment, where the principal of and interest and any other payments due on the Senior Notes issued in the form of Definitive Notes are payable, where the Senior Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Senior Notes and the Indenture may be served shall be the Corporate Trust Office of the Trustee. All payments on Senior Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the Depositary and, at the option of the Company, payment of interest on the Senior Notes issued in the form of Definitive Notes may be made by check mailed to registered Holders.

Section 2.7    Form and Dating.

(a)    General. The Senior Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The terms and provisions contained in the Senior Notes will constitute, and are hereby expressly made, a part of this Third Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture shall govern and be controlling.

(b)    Global Note. The Notes shall be issued initially in the form of a Global Note, deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) or such other Depositary as any officer of the Company may from time to time designate.

Section 2.8    Depositary; Registrar. The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as the Registrar and the paying agent and designates the Corporate Trust Office of the Trustee as the office or agency referred to in Section 2.5 of the Original Indenture.

Section 2.9    Optional Redemption. The Company may redeem the Senior Notes, at its option and in its sole discretion, in whole or in part at any time or from time to time prior to the Par Call Date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes being redeemed and (ii) as calculated by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points; plus, in each case, accrued and unpaid interest on the Notes to, but not including, the applicable redemption date (the “Redemption Price”). Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date. If any Note is to be redeemed pursuant to this Section 2.9 in part only, the principal amount of the Note that remains outstanding after the redemption in part shall be $2,000 or a higher integral multiple of $1,000.

Section 2.10    Notices to Trustee. Solely for purposes of the Notes, Section 3.1 of the Original Indenture is replaced in its entirety with the following: “The Company may, with respect to any Series of Notes, reserve the right to redeem and pay the Series of Notes or may covenant to redeem and pay the Series of Notes or any part thereof prior to the Stated Maturity thereof at such time and on such terms as provided for in such Series of Notes. If a Series of Notes is redeemable and the Company wants or is obligated to redeem prior to the Stated Maturity thereof all or part of the Series of Notes pursuant to the terms of such Notes, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes of the Series to be redeemed and the redemption price. The Company shall give such written notice to the Trustee at least 15 but no more than 60 days before the redemption date (or such shorter notice as may be acceptable to the Trustee).”

Section 2.11    Selection of Notes to be Redeemed. Solely for purposes of the Notes, Section 3.2 of the Original Indenture is replaced in its entirety with the following: “If less than all of the Notes of a Series are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased as follows, subject to DTC’s applicable procedures:

(1)	if the Notes are listed on any securities exchange, in compliance with the requirements of the national securities exchange on which the Notes are listed; or

(2)

if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, in accordance with DTC’s applicable procedures.

Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall make the selection at least 15 days but not more than 60 days before the redemption date from outstanding Notes of a Series not previously called for redemption.

If any Note is to be redeemed in part only, the principal amount of the Note that remains outstanding after the redemption in part shall be in a denomination authorized for the Series of the Notes redeemed. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note of the same Series and Stated Maturity shall state the portion of the principal amount of that Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original Note (or through book-entry transfer). Notes called for redemption become irrevocably due on the date fixed for redemption at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Unless the Company defaults in payment of the Redemption Price, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.”

Section 2.12    Notice of Redemption. Solely for purposes of the Notes, Section 3.3 of the Original Indenture is replaced in its entirety with the following: “At least 15 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, or electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1)	the redemption date;

(2)	the redemption price, which will include interest accrued and unpaid to the date fixed for redemption;

(3)

if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)	the name and address of the Paying Agent;

(5)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)

that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)	the paragraph of the Notes and/or provision of this Indenture or any supplemental indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)	the CUSIP or ISIN number, if any, printed on the Notes being redeemed;

(9)	that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall deliver to the Trustee, at least 15 days prior to the intended sending of any such notice (or such shorter period as the Company and the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as required by this Section.”

Section 2.13    Provision of Financial Information. Solely for purposes of the Notes, Section 4.2(a) of the Original Indenture is replaced in its entirety with the following: “(i) For so long as any Notes are outstanding, if the Company is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, the Company will deliver to the Trustee the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that the Company files the same with the SEC. If the Company is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any Notes are outstanding, the Company will deliver to the Trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q required to be filed with the SEC if the Company were subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to the Company at that time pursuant to applicable SEC rules and regulations. (ii) Reports and other documents filed by the Company with the SEC and publicly available via the EDGAR system or on the Company’s website will be deemed to be delivered to the Trustee as of the time such filing is publicly available via EDGAR or on the Company’s website for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed or are publicly available via EDGAR or on the Company’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).”

Section 2.14    Legend. Any Global Note issued hereunder shall bear a legend in substantially the following form:

“Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

ARTICLE III

LEGAL DEFEASANCE, COVENANT DEFEASANCE

AND SATISFACTION AND DISCHARGE

Section 3.1    Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge. Article VIII of the Original Indenture shall be applicable to the Notes. The Company may defease the covenant contained in Section 4.1 of this Third Supplemental Indenture under the provisions of Section 8.3 of the Original Indenture.

ARTICLE IV

CHANGE OF CONTROL

Section 4.1    Offer to Purchase upon Change of Control.

(a)    If a Change of Control Triggering Event occurs, unless the Company has exercised any right to redeem the Notes, each Holder will have the right to require that the Company repurchase all or a portion (equal to an integral multiple of $1,000) of such Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). If any Note is to be repurchased in part only, the principal amount of the Note that remains outstanding after the repurchase in part shall be $2,000 or a higher integral multiple of $1,000. Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder, which terms will govern the terms of the Change of Control Offer. Such notice shall state, among other things:

(i)    that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes tendered will be accepted for payment;

(ii)    that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to repurchase all or a portion of such Holder’s Notes at the Change of Control Payment;

(iii)    the circumstances and relevant facts regarding such Change of Control Triggering Event;

(iv)    the date, which shall be no earlier than 30 days and no later than 60 days after the date such notice is mailed, other than as may be required by law, by which the Company must purchase the Notes (the “Change of Control Payment Date”);

(v)    the instructions, as determined by the Company, consistent with this Section 4.1;

(vi)    that any Note not tendered will continue to accrue interest;

(vii)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(viii)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; provided, however, that Notes held in book-entry form will be purchased in accordance with DTC’s applicable procedures;

(ix)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; provided, however, that Notes held in book entry from shall be withdrawn in accordance with DTC’s applicable procedures; and

(x)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.1, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.1 by virtue of such compliance.

(b)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)    prior to 11:00 am New York City time deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(c)    A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the

Change of Control Offer. The Change of Control Offer, if mailed prior to the date of consummation of the Change of Control, will state that the offer is conditioned on the Change of Control being consummated on or prior to the purchase date with respect to such Change of Control Offer.

Notwithstanding anything to the contrary in this Section 4.1, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.1 and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1    Events of Default. Solely for purposes of the Notes, Section 6.1(4) of the Original Indenture is replaced in its entirety with the following: “default by the Company or any Subsidiary under any Indebtedness (except Non-Recourse Indebtedness) having an aggregate principal amount of $50 million or 15% of Consolidated Net Assets (whichever amount is greater), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured any Indebtedness for money borrowed by the Company or any Subsidiary having an aggregate principal amount of $50 million or 15% of Consolidated Net Assets (whichever amount is greater), for failure to pay a portion of the principal when due (after any grace period has passed) or as a result of Indebtedness being declared due before it otherwise would have been due; provided that such acceleration shall not have been rescinded or annulled within ten days after written notice is given to the Company by either the Trustee or by the Holders of at least 25% of the outstanding principal amount of Notes of such Series as specified below to the Company and the Trustee; and provided, further, that prior to any declaration of acceleration of the Notes pursuant to Section 6.2, an Event of Default under this clause (4) will be remedied, cured or waived without further action on the part of either the Trustee or any of the Holders if the default under such other Indebtedness is remedied, cured or waived;”

ARTICLE VI

MISCELLANEOUS

Section 6.1    Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 6.2    Concerning the Trustee. The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Senior Notes.

Section 6.3    Multiple Originals; Electronic Signatures. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.4    GOVERNING LAW. THIS THIRD SUPPLEMENTAL INDENTURE AND EACH NOTE OF THE SERIES CREATED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Dominic E. Dragisich
Name:	Dominic E. Dragisich
Title:	Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

2

EXHIBIT A

[Face of Note]

CUSIP/ISIN 169905AF3/US169905AF36

3.700% Senior Note due 2029

No. [ ]	$[ ]

CHOICE HOTELS INTERNATIONAL, INC. promises to pay to [            ] or registered assigns, the principal sum of [            ] Dollars on December 1, 2029 [or such greater or lesser amount as may be indicated in Schedule A hereto.]*

Interest Rate:	3.700% per annum

Interest Payment Dates:	June 1 and December 1

Regular Record Dates:	May 15 and November 15

Additional provisions of this Note are set forth on the other side of this Note.

*	Include only if Note is issued in Global Note Form

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:	Dominic E. Dragisich
Title:	Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the Series designated therein referred to in the within mentioned Supplemental Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Authorized Signatory

[Reverse of 2029 Note]

3.700% Senior Note due 2029

[Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]*

*	Include only if Note is issued in Global Note Form

1.	Indenture

This Note is one of a duly authorized issue of Notes of the Company, designated as its 3.700% Senior Notes Due 2029 (herein called the “Notes,” which expression includes any further Notes issued pursuant to Section 2.4 of the Third Supplemental Indenture (as hereinafter defined) and forming a single Series therewith), issued and to be issued under an indenture, dated as of August 25, 2010 (herein called the “Original Indenture”), as supplemented by a supplemental indenture, dated as of November 27, 2019 (the “Third Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), among CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto relevant to the Notes for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to create or incur Liens and to enter into Sale and Leaseback Transactions. The Indenture also imposes certain limitations on the ability of the Company to merge, consolidate or amalgamate with or into any other person (other than a merger of a subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Company in any one transaction or series of related transactions.

Each Note is subject to, and qualified by, all such terms as set forth in the Indenture certain of which are summarized herein and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.

2.	Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on June 1 and December 1 of each year, commencing June 1, 2020. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 27, 2019. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

3.	Paying Agent, Registrar and Service Agent

Initially the Trustee will act as paying agent, registrar and service agent. The Company may appoint and change any paying agent, registrar or co-registrar and service agent without notice to Holders. The Company may act as paying agent, registrar, co-registrar or service agent.

4.	Defaults and Remedies; Waiver

If an Event of Default (other than an Event of Default described in clauses (5) and (6) of Section 6.1 of the Original Indenture) with respect to the Notes shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clauses (5) and (6) of Section 6.1 of the Original Indenture occurs and is continuing, the principal amount of all Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such declaration of acceleration, but before a judgment or decree based on such declaration of acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such declaration of acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been remedied or waived as provided in the Indenture.

5.	Amendment

Modifications and amendments of the Indenture may be made by the Company and the Trustee without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of each affected Series of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes); provided, however, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby, (i) reduce the principal amount of any Notes issued under the Indenture whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest, including default interest, on any Note issued under the Indenture; (iii) reduce the principal of or change the Stated Maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes issued under the Indenture; (iv) reduce the amount payable upon the redemption of any Note issued under the Indenture or change the time at which such Notes may be redeemed, if applicable; (v) make any Note payable in money other than that stated in the Note; (vi) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or premium, if any, or interest on the Notes; (viii) waive a redemption payment with respect to any Note issued under the Indenture; or (ix) make any change in the sections of the Indenture captioned “Waiver of Past Defaults” and “Rights of Holders to Receive Payment” or in the provisions described in this sentence.

The Holders of the Notes, through the written consent of a majority in principal amount of the Notes then outstanding, may waive compliance by the Company with certain covenants of the Indenture with respect to the Notes.

With respect to the Notes, notwithstanding the preceding paragraphs, without the consent of any Holder of such Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to cure any ambiguity, defect, omission or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s obligations to Holders of such Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (iv) to make any change that would not materially adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; (vi) to provide for the issuance of additional Notes in accordance with the Indenture; (vii) to appoint a successor Trustee with respect to the Notes; or (viii) to add or change any of the provisions of the Indenture necessary to provide for the administration of the trusts in the Indenture by more than one Trustee.

6.	Change of Control

If a Change of Control Triggering Event occurs, and the Company has not previously exercised its option to redeem the Notes, each Holder will have the right to require that the Company repurchase all or a portion (equal to an integral multiple of $1,000) of such Holder’s Notes pursuant to a Change of Control Offer at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

7.	Obligations Absolute

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

8.	Sinking Fund

The Notes will not have the benefit of any sinking fund.

9.	Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof. When Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.12, 3.6 and 9.4 of the Original Indenture and Section 4.1 of the Third Supplemental Indenture). The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Service Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

The Company and the Registrar shall not be required (a) to issue, register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption of Notes for redemption under Section 3.2 of the Original Indenture and ending at the close of business on the day of such sending; (b) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (c) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

10.	Further Issues

The Company may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, create and issue Additional Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first Interest Payment Date and the date from which interest will accrue, the issue date and issue price) so as to form a single Series with the Notes, but only if the Additional Notes are fungible with the Notes for U.S. federal income tax purposes.

11.	Optional Redemption

The Company may redeem the Notes, at its option and in its sole discretion, in whole or in part at any time or from time to time prior to the Par Call Date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as calculated by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points; plus, in each case, accrued and unpaid interest on the Notes to, but not including, the applicable redemption date. Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the redemption price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, to, but not including, the applicable redemption date. If any Note is to be redeemed pursuant to Section 2.9 of the Third Supplemental Indenture in part only, the principal amount of the Note that remains outstanding after the redemption in part shall be $2,000 or a higher integral multiple of $1,000.

12.	Persons Deemed Owners

The ownership of Notes shall be proved by the register maintained by the Registrar.

13.	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

14.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and any such redemption shall not be affected by any defect in or omission of such numbers. Reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture.

ASSIGNMENT FORM

For value received                      hereby sell(s), assign(s) and transfer(s) unto                      (please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints                      attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.1 of the Third Supplemental Indenture, check the box:  ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.1 of the Third Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial principal amount of this Note is U.S. $[            ]. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized Signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in Global Note form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Choice Hotels International, Inc.

1 Choice Hotels Circle, Suite 400

Rockville, Maryland 20850

Wells Fargo Bank, National Association,

As Trustee and Registrar – DAPS Reorg

MAC N9300-070

600 S. 4TH ST 7TH FLOOR

MINNEAPOLIS, MN 55415

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:	Choice Hotels International, Inc. 3.700% Senior Notes due 2029

The undersigned hereby certifies that:

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Social Security Number or other Identifying Number of Assignee

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

By:
Name:
Title:

Dated:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

B-1